Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 13, 2020 relating to the consolidated financial statements of Nesco Holdings, Inc., appearing in the Annual Report on Form 10-K of Nesco Holdings, Inc. for the year ended December 31, 2019.

/s/Deloitte & Touche
Indianapolis, Indiana
June 17, 2020